Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

June 28, 2022

Matter no.: 348706

Doc Ref: 21150974

+1441-298-7861

robert.alexander@conyers.com

Roivant Sciences Ltd.

Suite 1, 3rd Floor

11-12 St. James’s Square

London

SW1Y 4LB

United Kingdom

Dear Sirs,

Re: Roivant Sciences Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 28, 2022 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate of 41,698,528 common shares, par value $0.0000000341740141 each (the “Shares”) issuable (i) pursuant to Section 3(a) of the Roivant Sciences Ltd. 2021 Equity Incentive Plan (the “2021 EIP”) providing for an automatic increase in the number of shares reserved for issuance thereunder on April 1 of each year, (ii) pursuant to Section 13(a) of the Roivant Sciences Ltd. Employee Stock Purchase Plan (the “ESPP”, together with the 2021 EIP, the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) providing for an automatic increase in the number of shares reserved for issuance thereunder on April 1 of each year, and (iii) pursuant to Rule 416(a) under the Securities Act, under the Plans by reason of any stock dividend, stock split or other similar transaction.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the Plans. We have also reviewed the memorandum of association and the bye-laws of the Company as certified by the Secretary of the Company on the date hereof, and minutes of a meeting of its board of directors held on April 30, 2021, unanimous written resolutions of its directors dated May 14, 2021, and written resolutions of its members dated May 1, 2021 and September 21, 2021, each as certified by the Secretary of the Company on the date hereof (collectively, the “Resolutions”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plans, and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) the validity and binding effect of the Plans in accordance with its terms under the laws of the State of New York, except for those matters thereunder subject to The Companies Act, 1981 of Bermuda, as amended (the “Companies Act”), of which the validity and binding effect shall be governed by Bermuda law, (g) that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein, (h) that upon the issuance of any Shares by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (i) that on the date of the issuance of any Shares, the Company will have sufficient authorised but unissued common shares, and U) that on the date of issuance of any Shares, the Company’s Shares will be listed on an appointed stock exchange, as defined in the Companies Act, which includes The Nasdaq Stock Market LLC.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.

When issued and paid for in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited